Exhibit 10.18

Construction project strategic cooperation agreement

Party A: Dongyuan Mingyuan Garden Investment Co., Ltd.

Party B: Hunan Shuncheng Road and Bridge Construction Co., Ltd.

In response to the country’s call for the revitalization of the country, regarding the strategic cooperation of the Beacon Basin (Shuntian) rural complex construction project, after repeated consultations, the two parties reached a consensus on cooperation and decided to follow the principles of fairness, justice, and mutual benefit, and hereby sign Ming Yuan- The strategic cooperation agreement of the rural farm construction project is as follows:

Article 1 Basic Information of Party A Project

Party A, as the lighthouse basin (Shuntian) rural complex project company, is responsible for the entire lighthouse basin rural complex Development, operation and management of large-scale projects. The Dengta Basin (Shuntian) rural complex project is located in Shuntian, Dongyuan County-Town, with a total area of 114.28 square kilometers, and a core urban area of about 24,535 acres. “Sea town, rural e-town, art resort”, build China with “Internet of Things + Finance + Rural Complex” business model Characteristic small cities: build modern Heyuan sub-central city, IoT town, art town, sports town, and modern agricultural forest. Industry, small towns, health care and pensions, biotechnology, eco-themed tourism, etc. The entire project was started in March 2018 with the great attention and strong support of leaders from the state, provinces, cities, and counties.5, and has already achieved initial results.

Article 2 Basic Information of Party B Company

Party B, as a construction company of Hunan Shuncheng Road and Bridge Construction Co., Ltd., has three national qualifications for national highway engineering general contracting. Its business scope includes road, bridge engineering, municipal public works, housing construction engineering, garden greening engineering design and construction, and has high quality construction projects The technical management team and the outstanding construction team are all guaranteed to reach high-quality construction projects.

Article 3 Contents and Methods of Cooperation

1、 The cooperation content is about 3,600 meters of reconstruction of municipal roads in the core section of provincial highway s341, or construction of 2,200 meters of new municipal roads (two-way, six lanes). The project is open for bidding. Party A provides the design. According to Heyuan municipal municipal fixed fee collection and settlement, according to the actual project volume review, the county financial appropriation part shall pay the party B in accordance with regular procedures. For the project volume exceeding the fiscal budget, Party A shall be responsible for paying the project fund according to the above accounting method.

2、 The amount of cooperation between the two parties is about 60 million yuan. If Party B can complete the construction of the contract project with quality and quantity, Party A promises to continue to provide Party B with various construction projects in the future, and the agreement will be signed separately.

3、 The valuation principle implements the quota standard: the implementation of other relevant quotas such as the “Measures for the Valuation of Municipal Engineering in Guangdong Province” and other relevant quotas, such as Heyuan City, which has the latest information price, is subject to Heyuan City’s information. The calculation will be performed in accordance with the “cost information” of the municipal construction cost of Guangzhou in the same period.

4、 The amount paid by Party A shall issue a true and valid invoice to Party A.

5、 For the above projects, Party B signed a construction contract after winning the bid, and Party A helped Party B to apply for 30% of the advance payment of the project.

Article 4 Party A’s duties, rights and obligations

1、 Ensure the legality and authenticity of the construction project provided;

2、 Provide relevant construction projects to Party B for construction according to the agreement; -

3、 Do a good job of coordinating the relationship between relevant functional departments of counties and towns to ensure the smooth progress of Party B’s construction and construction;

4、 Provide the first construction project construction drawing within 3 working days after signing the agreement, and ensure that the working face is delivered for Party B’s construction within two months.

Article 5 Duties, Rights and Obligations of Party B

1、 Register the branch company in Dongyuan County after the agreement is signed;

2、 After signing the agreement, organize a high-level building construction team to enter the site;

3、 Ensure construction technology, management, and funding guarantees, and complete the project construction in accordance with the contract;

4、 Register the branch company in the project site, pay the tax due in time according to the requirements of the local government, and do not owe migrant workers Salary, maintaining the image of the project.

Article 6 Confidentiality Provisions

Both parties A and B have a confidentiality obligation for the development and construction of the Dengta Basin Rural Complex project. Without the other party’s consent, the project information must not be disclosed to any party that may form a business competition.

Article 7 Amendment, Alteration and Termination of Agreement

1、 Changes to this agreement must be signed by Party A and Party B in order to take effect;

2、 Due to force majeure, this agreement cannot be performed, and the parties can agree to postpone the implementation or terminate the cooperation, and this agreement can also be terminated in advance.

Article 8 Liability for breach of contract

1.After the agreement is signed, both parties A and B shall execute it consciously and shall not breach the contract.

All losses caused by this.

2. If Party B’s construction quality is poor, delaying the construction period, or management confusion affects the quality and construction period, Party A has the right to terminate the cooperation.

Article 9 Settlement of Disputes

All disputes between the two parties due to the implementation of the agreement or related to this agreement shall be settled in accordance with the principle of friendly negotiation. .

Article 10 Agreement comes into effect

1.This agreement takes effect after it is formally signed by both parties and completed the purchase of the house.

2.After this agreement is signed by each party, it is a legally valid document.The two parties must strictly abide by it.

One party may not terminate without authorization;

4.   This agreement is made in two copies, each holding one copy, which has the same legal effect.

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